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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
        SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
               OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                               Commission File Number 000-10071

                           NOBEL INSURANCE LIMITED
            (Exact name of registrant as specified in its charter)

                               VALLIS BUILDING
                            58 PAR-LA-VILLE ROAD
                           HAMILTON, BERMUDA HM 11
                               (441) 295-5063
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        CAPITAL SHARES, $0.05 PAR VALUE
            (Title of each class of securities covered by this Form)

                                     NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(i)  [X]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [ ]

        Approximate number of holders of record as of the certification or notice date: 163

        Pursuant to the requirements of the Securities Exchange Act of 1934, Nobel Insurance Limited has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: November 10, 1999                By: /s/ Malcolm Butterfield
                                           -----------------------------------
                                           Malcolm Butterfield, Liquidator


INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.